Exhibit 99.1

By Electronic Delivery to: jsegreto@sparinc.com; ldswift@sparinc.com; ldswift007@gmail.com

December 13, 2018

Mr. James R. Segreto

Chief Financial Officer, Treasurer and Secretary

SPAR Group, Inc.

333 Westchester Avenue, South Building, Suite 204

White Plains, New York 10604

Re:	SPAR Group, Inc. (the “Company”) Nasdaq Symbol: SGRP

Dear Mr. Segreto:

This letter follows our recent telephone conversations in which I explained that your Company no longer complies with our Listing Rules (the “Rules”) for continued listing.1 As reported in the Company’s Form 8-K filed on November 26, 2018, the Court Chancery of the State of Delaware (the “Court”) ordered that Jeffery Mayer, a non-independent director, be appointed to the Company’s Board of Directors (the “Board”).2 As such, the Board currently consists of four independent directors and four non-independent directors and no longer complies with Listing Rule 5605.

Under our Rules, the Company has 45 calendar days to submit a plan to regain compliance. If your plan is accepted, we can grant an extension of up to 180 calendar days from the date of this letter to evidence compliance. Your plan should be as definitive as possible, addressing any issues that you believe would support your request for an extension. In addition, please provide any relevant documentation to support your plan, including but not limited to biographical information related to potential candidates, if any, being considered for appointment to the Board of Directors and the audit committee.

Please email the Company’s compliance plan to me at: moira.keith@nasdaq.com no later than January 28, 2019. Once the plan is reviewed, I will contact you if we have any questions or comments and will provide you written notice of our decision. If we do not accept your plan, you will have the opportunity to appeal that decision before a Hearings Panel.3

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.4 The Company must also submit the announcement to Nasdaq’s MarketWatch Department.5 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.6

1 Listing Rules 5605(b)(1) and 5605(c)(2). For online access to all Nasdaq Rules, please see “Nasdaq Online Resources,” included with this letter.

2 The Court issued a Status Quo Order in the Case C.A. No. 2018-0650.

3 See Listing Rule 5815.

4 Listing Rule 5810(b). See FAQ #428 available on the Nasdaq Listing Center.

5 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry.

6 Listing IM-5810-1.

Mr. James R. Segreto

December 13, 2018

In addition, Nasdaq makes available to investors a list of all non-compliant companies, which is posted on our website at listingcenter.nasdaq.com. The Company will be included in this list beginning five business days from the date of this letter. As part of this process, an indicator reflecting the Company’s non-compliant status will be broadcast over Nasdaq’s market data dissemination network and will also be made available to third party market data providers.

If you have any questions, please contact me at +1 301 978 8052.

Sincerely,

Moira Keith

Associate Director

Nasdaq Listing Qualifications Enclosures

NASDAQ ONLINE RESOURCES

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●	Board Composition and Committee Requirements

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●	Nasdaq Listing Rules: Initial and Continued Listing

●	Reference Library: Frequently Asked Questions, Staff Interpretations and Listing Council Decisions